UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 26, 2008

(Date of earliest event reported)

LENOX GROUP INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2008, Lenox Group Inc. (the “Company”) entered into a third amendment (the “Third Amendment”) to its consulting agreement with Carl Marks Advisory Group LLC (“CMAG”), dated January 4, 2007, as amended on January 24, 2007 and April 5, 2007 (collectively, the “Consulting Agreement”). The details of the Consulting Agreement have been previously described in the Company’s Current Reports on Form 8-K filed on January 9, 2007, January 29, 2007 and April 5, 2007.

Pursuant to the Third Amendment, in the event the strategic alternative process results in the sale or merger of the Company during fiscal year 2008 while CMAG is actively retained by the Company, CMAG will be eligible to receive a success fee to the extent there is a pool of funds if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee of the Board of Directors (the “Special Committee”) that has been appointed to oversee the strategic alternative process. CMAG will not be entitled to the success fee if there is a sale or merger of part of the Company, unless the remainder of the Company is sold or merged within 12 months of the initial sale or merger of part of the Company.

The foregoing description of the terms of the Third Amendment is qualified in its entirety by reference to the Third Amendment attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1)    Retention Benefits Program

As a result of the announcement by the Company on January 14, 2008 that it is exploring strategic alternatives, including a possible sale or merger of the Company, the Board of Directors (the “Board”) of the Company approved on January 18, 2008, subject to final written approval of the Chairman of the Board, which was received on January 26, 2008, the following benefits to retain key employees and provide an incentive to senior management to ensure that the strategic alternative process is successfully carried out:

A.   In the event of a change in control, as defined in the 2004 Stock Incentive Plan (hereinafter “Change in Control”), in which employment is terminated without cause or for good reason within one year after such Change in Control, certain senior managers will be eligible for an additional 3 months of severance over the severance they are eligible for under the Company’s current policy and certain other managers, who are participants in the Company’s annual corporate cash bonus plan, will be eligible for an additional 1.5 months of severance over the severance they are eligible for under the Company’s current policy. For most senior managers, this enhanced severance benefit will have the effect of increasing severance periods from the 4 to 12 months, which such managers are generally eligible to receive under the Company’s current policy, to 7 to 15 months, under the circumstances described above. The severance benefits include monthly base salary, and, for those terminated employees who elect COBRA, continuation of health, dental, vision and any other benefits required by law for the duration of the severance period at the same cost as an employee of the Company. Severance benefits are conditioned upon the execution of a release in favor of the Company. In addition, upon such termination and execution of the release, the Company will waive such non-compete restrictions to which such managers may be obligated under their equity or employment agreements with the Company.

Pursuant to the terms of this enhanced severance benefit, upon the occurrence of a Change in Control and the termination of employment as described above, Louis A. Fantin, Senior Vice President, General Counsel and Secretary, and Branka Hannon, Senior Vice President of Human Resources, would each be eligible to receive 15 months of severance benefits.

B.   In the event of a Change in Control, certain senior managers will be eligible to receive a retention bonus if such manager is either (i) employed by the Company, a new owner of the Company or an affiliate of the new owner on the first anniversary of the Change in Control or (ii) terminated without cause or for good reason within one year of such Change in Control. Approximately 40 managers are eligible to receive these retention bonuses, which range in amounts from $10,000 to $100,000. The total cost of the retention bonuses is approximately $1.2 million. Mr. Fantin and Ms. Hannon are each eligible to receive a retention bonus of $35,000.

C.   In the event the strategic alternative process results in the sale or merger of the Company, certain senior managers, including Mr. Fantin and Ms. Hannon, who are critical to an orderly and comprehensive review of strategic, financial and operational alternatives will be eligible to receive a success bonus to the extent there is a pool of funds if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee. For all of the eligible senior managers, except Fred Spivak, Chief Operating and Financial Officer, this success bonus will be based on (i) a pro rata share (calculated by dividing annual base salary by the total annual base salaries of participants in this portion of the success bonus) of 50% of available funds for this purpose, provided that such senior manager used diligent efforts to maximize value of the strategic alternative process and (ii) a discretionary award, if any, from the remaining 50% of such available funds to be determined by the Special Committee, based on the level of contribution made by a participant to the strategic alternative process. The participants will not be entitled to the success bonus if there is a sale or merger of part of the Company, unless the remainder of the Company is sold or merged within 12 months of the initial sale or merger of part of the Company.

The Company approved the form of Retention Agreements to be offered to Mr. Fantin and Ms. Hannon and certain other senior managers in connection with the foregoing description of benefits. The foregoing description of the terms of such Retention Agreement is qualified in its entirety by reference to the form of Retention Agreement attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

(e)(2)    Amendment to Letter Agreement with Fred Spivak

In connection with the adoption of the retention benefits described in part (e)(1) above, on January 26, 2008, the Company approved Amendment No. 1 (the “Amendment”) to the Letter Agreement with Mr. Spivak dated as of November 9, 2007 (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, Mr. Spivak is eligible to receive 18 months of salary and benefits continuation in the event of a Change in Control. This benefit was unchanged by the approval of enhanced severance benefits for some senior managers and other managers described in part (e)(1)(A) above. The details of this benefit and the other benefits Mr. Spivak is eligible to receive under the terms of the Letter Agreement have been previously described in the Company’s Current Report on Form 8-K filed November 7, 2007.

The Amendment provides that in addition to the benefits included in the Letter Agreement, Mr. Spivak is eligible to receive a success bonus under the circumstances described in part (e)(1)(C) above. However, unlike the other senior managers that are eligible for this benefit, Mr. Spivak’s success bonus, if any, will be 100% discretionary, as determined by the Special Committee, based on the level of contribution made by Mr. Spivak to the strategic alternatives process. In addition, the Amendment provides that if Mr. Spivak is terminated under the circumstances described in part (e)(1)(A) above and signs a release in favor of the Company, the Company will waive any non-compete provisions to which he may be obligated under his equity or employment agreements.

The foregoing description of the terms of the Amendment is qualified in its entirety by reference to the form of Amendment attached to this Current Report on Form 8-K as Exhibit 10.3 and incorporated herein by reference.

Item 8.01	Other Events

On February 11, 2008, a trial is scheduled in the case of Period Design, Inc. v. D56, Inc. (“D56”). D56 is a subsidiary of the Company. Plaintiffs allege a breach of contract claim and seek compensatory damages based upon D56’s alleged failure to pay royalties alleged to be due Period Design, Inc. on various products marketed and sold by D56, together with pre-judgment interest thereon. On January 30, 2008, the Court granted partial summary judgment in favor of D56 and set the case for trial. The Company intends to vigorously defend against this alleged breach of contract claim.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 3 dated January 28, 2008 to the Consulting Agreement dated January 4, 2007, by and between Lenox Group Inc. and Carl Marks Advisory Group LLC.
10.2	Form of Retention Agreement.
10.3	Form of Amendment No. 1 to the Letter Agreement dated as of November 9, 2007 by and between Lenox Group Inc. and Fred Spivak.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC.

By:	/s/ Fred Spivak
Fred Spivak
Chief Operating and Financial Officer

Date:   January 31, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 3 dated January 28, 2008 to the Consulting Agreement dated January 4, 2007, by and between Lenox Group Inc. and Carl Marks Advisory Group LLC.

10.2	Form of Retention Agreement.

10.3	Form of Amendment No. 1 to the Letter Agreement dated as of November 9, 2007 by and between Lenox Group Inc. and Fred Spivak.